Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Holly Zheng
Investor Relations	Media Relations
408-222-8373	408-222-9202
sukhi@marvell.com	hollyz@marvell.com

Marvell Technology Names Michael Rashkin Chief Financial Officer

Santa Clara, Calif. (February 20, 2014) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced it has named Michael Rashkin Chief Financial Officer, effective February 17, 2014.

Mr. Rashkin served as the Interim Chief Financial Officer since December of 2013 and brings to Marvell more than 40 years of experience in finance, tax and operations in high technology industries. Mr. Rashkin has been with the Company since 1999 and prior to this appointment served in a variety of roles in the finance organization including as VP of Tax, VP of Strategic Development and President of the Marvell Charitable Fund. Mr. Rashkin also served as Interim Chief Financial Officer of Marvell from July 2007 to January 2008. Prior to joining Marvell, Mr. Rashkin spent 13 years at Apple, where he served many executive roles, including, General Manager of Asia and Latin America, Director of Marketing for Apple Japan, Director of International Business Development, Director of Taxation, Customs, and Export Licensing, and Director of International Legal. He is the author of several books on taxation and has testified several times before the Senate Finance Committee on tax reform proposals to encourage innovation in the United States.

“Mike has extensive financial management experience with a steady and dependable track record of improving operations,” said Sehat Sutardja, Marvell’s Chief Executive Officer. “He is a well-known and well-liked executive within Marvell and having already served as our interim CFO is the best choice for all our stakeholders including customers, employees and shareholders. I am confident that his past experience and proven leadership will help him guide Marvell to the next level.”

“I am very pleased to step up and serve as the chief financial officer of Marvell and help build a truly world class semiconductor company,” said Mr. Rashkin. “The world-wide employees of Marvell continue to strive for excellence in products and execution and as we enter this new era of mobility and Internet for the masses, I look forward to doing my part in helping the company continue its journey from start-up to industry leader. As one of the most innovative companies in the world, Marvell is poised to take advantage of the new market opportunities that are sure to arise, and I look forward to assisting Marvell’s leaders drive our technologies into these new markets.”

Mr. Rashkin holds an LL.M. from the New York University Graduate School of Law, a J.D. from St. John’s University School of Law and a B.S. from Brooklyn College, City University of New York. Mr. Rashkin is a member of both the California and New York bars.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the Smart lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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